Exhibit 21.1

Subsidiaries

Verenium Biofuels Corporation (Delaware)

Verenium Biofuels Louisiana LLC (Louisiana) a wholly-owned subsidiary of Verenium Biofuels Corporation

Verenium Biofuels Texas LLC (Delaware), a wholly-owned subsidiary of Verenium Biofuels Corporation

Verenium Monkey Hammock Ethanol, LLC (Delaware), a wholly-owned subsidiary of Verenium Biofuels Corporation